Exhibit 107.1

Calculation of Filing Fee Tables

Form SF-3

(Form Type)

NATIXIS COMMERCIAL MORTGAGE SECURITIES LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to	Mortgage	Commercial	Rule	(1)	(1)	(1)	(1)	(1)
Be Paid	Backed Securities	Mortgage Pass-Through Certificates	457(s)
Fees Previously Paid
Carry Forward Securities
Carry	Mortgage	Commercial	Rule			(1)		(1)	Form SF-3
Forward Securities	Backed Securities	Mortgage Pass-Through Certificates	415(a)(6)
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							(1)

(1)       An unspecified amount of securities is being registered as may from time to time be offered at unspecified prices. The registrant is deferring payment of all of the registration fees for such securities in accordance with Rules 456(c) and 457(s) under the Securities Act.